Exhibit 3.2

“Approved” by

Annual general meeting of

shareholders of JSC kaspi

Minutes No. 1-17 dated May 30, 2017

ALTERATIONS AND ADDITIONS NO.1

TO THE ARTICLES OF ASSOCIATION OF

JOINT STOCK COMPANY kaspi

1. Clause 5.2 of the Articles of Association shall be amended by adding the following sub-clause 12):

“12.to offer to the Board of Directors to include additional items on the agenda of the general meeting of shareholders in accordance legislative acts in case of independent holding or holding of more than 5% of voting shares of the company in the aggregate with other shareholders. This requirement is binding upon the authority or persons that convene the general meeting”.

2. Sub-clause 2) of clause 5.3 of the Articles of Association shall be deleted.

3. Clause 10.5 of the Articles of Association shall be amended by adding the following sub-clause 19-1):

“19-1) making a decision on conclusion by the Company of a major transaction as a result of which the Company alienates (may alienate) the property which value is fifty or more percent from the total book value of the Company’s assets as on the date of decision on transaction as a result of which fifty or more percent is alienated (may be alienated);”.

4. Clause 10.11 of the Articles of Association shall be amended to read as follows:

“10.11. The Board of Directors forms the agenda of the General meeting of shareholders; this agenda must include an exhaustive list of concrete formulated questions to be discussed. The agenda of the general meeting of shareholders may be added by a shareholder holding five or more percent of voting shares of the Company independently or in aggregate with other shareholders, or by the Board of Directors, if the Company’s shareholders are informed of such additions no later than fifteen days before the meeting date”.

5. Sub-clause 18) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“18) making a decision on conclusion of major transactions and transactions in which the Company is interested, other than major transactions which are concluded by decision of the general meeting of the Company’s shareholders in accordance with sub-clause 19-1) of clause 10.5 of these Articles of Association;”.

6. Clause 11.21 of the Articles of Association shall be amended to read as follows:

“11.21. Quorum for holding the meeting of the Board of Directors of the Company shall not be less than a half of the number of members of the Company’s Board of Directors.

The meeting of the Board of Directors has the right to consider and make decisions on the agenda items only if the quorum for holding the meeting of the Board of Directors is met”.

7. Section 11 “Board of Directors” of the Articles of Association shall be amended by adding the following clause 11.23-1.:

“11.23-1. In order to make a decision on conclusion by the Company of the transaction in which the Company is interested, at least one vote of a member of the Board of Directors, which is not interested in the transaction. The transactions in which two out of three members of the Board of Directors are interested shall be concluded by a decision of the Board of Directors, if one vote of a member of the Board of Directors not interested in its making is available”.

General Director of

JSC kaspi

                                      /signed/ Yuriy Didenko

(please turn over)

The Republic of Kazakhstan, Almaty, June twenty, two thousand and seventeen. I, Gulnara Sagatbekovna Bostanova, Notary of Almaty, duly authorized by State License No. 0000221 issued by the Ministry of Justice of the Republic of Kazakhstan on 30.09.1998, certify the authenticity of signature of the General Director of Joint Stock Company kaspi Yuriy Didenko, made in my presence. Identity of a representative has been established, competence and powers have been verified, and a legal capacity of Joint Stock Company kaspi has been verified.

Registered in the Register No.4847

Duty imposed: KZT (illegible)

Notary: signed.

/Stamp: Gulnara Sagatbekovna Bostanova, Notary, License No. 0000221 issued by the Ministry of Justice of the Republic of Kazakhstan on 30.09.1998/

/Stamp: The Ministry of Justice of the Republic of Kazakhstan. Justice Department of Almaty. Office of Justice of Bostandykskiy district. Numbered, tied together and affixed a seal on                 pages. Date: 09.04.2018/

/Numbered and tied together on 4 (four) pages

Notary: signed/

/Stamp: Gulnara Sagatbekovna Bostanova, Notary, License No. 0000221 issued by the Ministry of Justice of the Republic of Kazakhstan on 30.09.1998/